EXHIBIT 24

POWER OF ATTORNEY

Know all by these presents that Guy Rounsaville, Jr., does hereby make, constitute and appoint each of Richard T. Allorto, Jr. and John D. Fredericks, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Medley Management Inc. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (and any amendments thereto), (ii) any report or notice required under Rule 144 under the Securities Act of 1933, as amended, including Form 144 (and any amendment thereto), and (iii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 and 144 with regard to the undersigned’s ownership of or transactions in securities of Medley Management Inc., unless earlier revoked in writing. The undersigned acknowledges that Richard T. Allorto, Jr. and John D. Fredericks are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933.

By:	/s/ Guy Rounsaville, Jr.
Guy Rounsaville, Jr.

Date:	9/23/2014